                                                  EX-99.B(b)tgtbylawamend2

                           AMENDMENT TO BYLAWS

    RESOLVED, That the Bylaws of Target/United Funds, Inc. are
amended to change the Corporation's name to W&R Target Funds, Inc., effective October 16, 2000.

    I certify that I am Secretary of the Corporation, and as such officer, have custody of the minute books of the Corporation, and that the foregoing resolution is a true and correct resolution duly passed by the Board of
Directors of the Corporation at a meeting held on August 16, 2000.

                             /s/Kristen A. Richards
                             ------------------------------
                             Kristen A. Richards, Secretary

Dated this 16th day of August, 2000.